Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                  Contact: Paul Knopick

                                                                                                                                  888-795-6336

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ITRONICS RESOLVES LITIGATION WITH THE NIR GROUP, LTD.

RENO, Nevada, April 1, 2011 -- Itronics Inc. (OTC:ITRO), a "Creative Clean Technology" company, announced today that it has reached a resolution of its litigation with the NIR Group, Ltd. and its affiliates, which held Convertible Notes issued by Itronics. As part of the resolution of the litigation, the parties have entered into a settlement agreement for the balance due under the Notes and the Notes have been cancelled.

Dr. John Whitney, President of Itronics, stated, "We are pleased to conclude the Litigation. Itronics will now be able to devote its full resources to developing and growing its business."

Corey Ribotsky, Chairman of the NIR Group, stated, "Litigation is a last resort for our family of funds. We are encouraged by the progress that Dr. Whitney and the Itronics team have made and we support their efforts to develop Itronics’ business."

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com. which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements. The Company’s business is subject to significant risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)